Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated September 29, 2000, made by and between Heartland Payment Systems, Inc., a Delaware corporation (the “Surviving Corporation”), and Triad, L.L.C., a New Jersey limited liability company (the “Merged Company”; and together with Surviving Corporation, the “Constituent Companies”).

W I T N E S S E T H:

WHEREAS, Surviving Corporation is a corporation organized and existing under the laws of the State of Delaware with its principal office at 130 Nassau Street, Princeton, New Jersey; and

WHEREAS, as certified by the Secretary of Surviving Corporation in the certificate attached hereto as Schedule A, Surviving Corporation has not, as of the date hereof, issued any shares of capital stock; and

WHEREAS, the total number of shares of capital stock which the Surviving Corporation is authorized to issue is 20,000,000 shares, consisting of 10,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”) of which 7,212,500 shares have been designated as Series A Voting Preferred Stock (“Series A Preferred Stock”); and

WHEREAS, Merged Company is an entity organized and existing under the laws of the State of New Jersey with its principal office in the State of New Jersey being located at 130 Nassau Street, Princeton, New Jersey;  and

WHEREAS, as of the date hereof, Merged Company has 7,212.50 units of membership interests (“Membership Units”) issued and outstanding; and

WHEREAS, the Board of Directors of Surviving Corporation and all of the members of Merged Company have each determined that it is in the best interest of such companies that Merged Company be merged into Surviving Corporation, with Surviving Corporation as the surviving corporation, on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the laws of the State of Delaware and of the State of New Jersey, which laws permit such merger.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions hereinafter contained, the parties hereto agree that Merged Company be merged into Surviving Corporation, and that the terms and conditions of such merger, the mode of carrying the same into effect, and the manner and basis of converting the Membership Interests of Merged Company into shares of Surviving Corporation shall be as follows:

Section 1.                  Merger of the Companies.

1.1.                              Merged Company and Surviving Corporation shall be merged into a single corporation, in accordance with the applicable provisions of the laws of the State of Delaware and the State of New Jersey, by Merged Company merging into Surviving Corporation, which shall be the surviving corporation.  The separate existence of Merged Company shall cease and the existence of Surviving Corporation shall continue unaffected and unimpaired by the merger with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities of a corporation organized under the General Corporation Law of the State of Delaware.

1.2.                              A Certificate of Merger shall be filed with the Secretary of State of the State of Delaware and the Department of the Treasury of the State of New Jersey and recorded, all in accordance with the applicable provisions of the respective laws of the State of Delaware and the State of New Jersey, promptly following approval of the merger by the members and shareholders, respectively, of Merged Company and Surviving Corporation or at such other time as duly authorized representatives of the parties hereto shall agree.

Section 2.                  Surviving Company.

2.1.                              The Certificate of Incorporation of Surviving Corporation shall continue to be its Certificate of Incorporation following the effective date of the merger, until the same shall be altered or amended.

2.2.                              The Bylaws of Surviving Corporation shall be and remain the Bylaws of Surviving Corporation until altered, amended or repealed.

2.3.                              The directors and officers of Surviving Corporation in office on the effective date of the merger shall continue in office and shall constitute the directors and officers of Surviving Corporation for the term elected until their respective successors shall be elected or appointed and qualified.

Section 3.                  Effect Upon Merger.  On the Effective Date (as hereinafter defined):

3.1.                              Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises as well of a public as of a private nature, and shall be subject to all of the restrictions, disabilities and duties of each of the Constituent Companies; and all property, real, personal and mixed, including all patents, applications for patents, trademarks, trademark registrations and applications for registration of trademarks, together with the goodwill of the business in connection with which said patents and marks are used, and all debts due on whatever account, including subscriptions to shares of capital stock, and all other chooses in action and all and every other interest of or belonging to or due to each of the Constituent Companies shall be deemed to be transferred to and vested in Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in either of the Constituent Companies shall not revert or be in any way impaired by reason of the merger.

3.2.                              Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Companies; and any claim existing or action or proceeding pending by or against either of the Constituent Companies may be prosecuted to judgment as if the merger had not taken place, or Surviving Corporation may be substituted in its place and neither the rights of creditors nor any liens upon the property of either of the Constituent Companies shall be impaired by the merger.  Surviving Corporation shall execute and deliver any and all documents which may be required for it to assume or otherwise comply with outstanding obligations of Merged Company.

3.3.                              The aggregate amount of the net assets of the Constituent Companies which is available for payments of dividends immediately prior to the merger, to the extent that the value thereof is not transferred to stated capital by issuance of shares of stock or otherwise, shall continue to be available for the payment of dividends.

Section 4.                  Conversion of Membership Units.  The manner and basis of converting the shares of stock or membership units of each of the Constituent Corporations into shares of stock of Surviving Corporation are as follows:

4.1.                              The shares of Preferred Stock and Common Stock, whether authorized or issued on the Effective Date, shall not be converted or exchanged as a result of the merger, but upon said date, all shares of Preferred Stock and Common Stock theretofore authorized (whether issued or unissued) shall be and be deemed to be shares of Preferred Stock and Common Stock, respectively, of Surviving Corporation, and all such shares of stock of Surviving Corporation outstanding on the effective date of the merger (including shares held in the Treasury of Surviving Corporation) shall remain outstanding, shall be and be deemed fully paid and nonassessable and shall retain all rights to accrued and unpaid dividends, if any.

4.2.                              Each Membership Unit of Merged Company issued and outstanding on the Effective Date and all rights in respect thereof, shall, on said date, be converted into and exchanged for 1,000.00 shares of presently authorized and unissued Series A Preferred Stock; provided, however, that no fractional share of Series A Preferred Stock shall be issued in exchange for Membership Units.

4.3.                              As soon as practicable after (i) surrender of any certificate or certificates representing Membership Units, or (ii) the Effective Date if no such certificates have been issued, each Member shall be entitled to receive in exchange for their Membership Units a certificate or certificates representing the number of whole shares of Series A Preferred Stock into which such Membership Units are convertible pursuant to Section 4.2 above.

(a)                                  If certificates evidencing Membership Units have been issued, each outstanding certificate which, prior to the Effective Date, represented Membership Units shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Series A Preferred Stock which the holder of the certificate for Membership Units would be entitled to receive upon surrender thereof for exchange as aforesaid.

(b)                                 In lieu of issuing any fractional shares of Series A Preferred Stock, arrangements will be made to issue to such holders cash representing such fractional share interests.

4.4.                              All shares of Series A Preferred Stock into which Membership Units are converted shall be fully paid and nonassessable.

Section 5.                  Payment of Merger Expenses.  Surviving Corporation shall pay all expenses of accomplishing the merger.

Section 6.                  Further Assurances.  If at any time Surviving Corporation shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest or to perfect or confirm of record in Surviving Corporation the title to any property or rights of Merged Company, or to otherwise carry out the provisions hereof, the proper officers, directors, managers or members of Merged Company, as of the effective date of the merger, shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in Surviving Corporation.

Section 7.                  Compliance with State Laws.  Each of the Constituent Companies shall take, or cause to be taken, all actions or do or cause to be done, all things necessary, proper or advisable under the laws of the State of Delaware and of the State of New Jersey, or either of such states, to consummate and make effective the merger, subject, however, to the appropriate vote or consent of the shareholders or members of each of the Constituent Corporations in accordance with the requirements of the applicable provisions of the laws of the State of Delaware and of the State of New Jersey.

Section 8.                  Effective Date of Merger.  The effective date of the merger shall be at 12:01 p.m. (Delaware time) on October 1, 2000 (the “Effective Date”), provided that upon such date, all acts and things shall have been done as shall be required for accomplishing the merger under the applicable provisions of the laws of the State of Delaware and of the State of New Jersey.

Section 9.                  Abandonment of Merger.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be abandoned by actions of the Board of Directors of the Surviving Corporation or members of the Merged Company at any time prior to the Effective Date, whether before or after submission to their respective shareholders or members.

Section 10.           Representations and Warranties.

10.01.                  Joint Representations and Warranties.  Surviving Corporation and Merged Company represent and warrant to each other that between the date hereof and the time when the merger becomes effective they will not (a) enter into any employment contracts, (b) grant any stock options, (c) issue any stock, membership interests or any other securities, or (d) declare or pay any dividends in stock or cash or make any other distribution on or with respect to their outstanding stock.

10.02.                  Representations and Warranties of Merged Company.  As of the date hereof and through the time when the merger becomes effective, Merged Company represents and warrants to Surviving Corporation as follows:

(a)                                  Merged Company is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties.  The copies of the organizational documents of Merged Company heretofore delivered to Surviving Corporation are true, correct and complete copies thereof as now in full force and effect.

(b)                                 Except for the Amended and Restated Operating Agreement, dated as of September     , 2000, by and among Merged Company and its members (which agreement has not been modified or amended since such date), there are (i) no agreements, options, warrants, calls, commitments of any character or other rights to subscribe for or purchase from Merged Company any Membership Units, interests or other securities of Merged Company; (ii) no preemptive or similar rights to purchase or otherwise acquire Membership Units, interests or other securities of Merged Company pursuant to any provision of law or its organizational documents or by agreement or otherwise; (iii) no voting trusts or other agreements or understandings with respect to the voting of the Membership Units; and (iv) no transfer restrictions or other encumbrances in any way restricting the transfer, pledge, hypothecation or other encumbrance of any of the Membership Units, interests or other securities of Merged Company.

(c)                                  Merged Company has all requisite power and authority to execute, deliver and perform this Agreement and has taken, or will have taken prior to the Effective Date, all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the provisions hereof.

(d)                                 The execution, delivery and performance by Merged Company of this Agreement, any agreements, documents or instruments executed in connection herewith, and the consummation of the transactions contemplated hereby, will not violate or conflict with (with or without the giving of notice or lapse of time or both) any relevant law, rule or regulation, order, judgment or decree applicable to Merged Company, or any provisions of the organizational documents of Merged Company.

(e)                                  Merged Company has complied in all material respects with all applicable federal, state and local and foreign laws, rules, regulations and ordinances affecting its property or business, and it has not received any notice of any violation thereof.  Merged Company holds all permits, licenses, approvals and franchises which it requires, or is required to have, to carry on its business as presently conducted by it.

(f)                                    Merged Company has filed all tax returns required to be filed by it in all applicable jurisdictions and has paid all taxes, levies, assessments, reassessments, penalties, interest and fines (“Taxes”) due and payable by it; all tax returns filed on behalf of Merged Company were complete and correct in all material respects.

(g)                                 No representation or warranty by Merged Company hereunder and no list, certificate or schedule furnished or to be furnished by Merged Company pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

10.03.                  Representations and Warranties of Surviving Corporation.  As of the date hereof and through the time when the merger becomes effective, Surviving Corporation represents and warrants to Merged Company as follows:

(a)                                  Surviving Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties.

(b)                                 The total number of shares of capital stock which the Surviving Corporation is authorized to issue is 20,000,000 shares, consisting of 10,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock, of which 7,212,500 have been designated as Series A Preferred Stock, the rights and preferences of which are set forth in the Certificate of Designations for such shares.

(c)                                  Surviving Corporation has all requisite power and authority to execute, deliver and perform this Agreement and has taken, or will have taken prior to the Effective Date, all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the provisions hereof.

(d)                                 The execution, delivery and performance by Surviving Corporation of this Agreement, any agreements, documents or instruments executed in connection herewith, and the consummation of the transactions contemplated hereby, will not violate or conflict with (with or without the giving of notice or lapse of time or both) any relevant law, rule or regulation, order, judgment or decree applicable to Surviving Corporation, or any provisions of the organizational documents of Surviving Corporation.

(e)                                  Surviving Corporation has complied in all material respects with all applicable federal, state and local and foreign laws, rules, regulations and ordinances affecting its property or business, and it has not received any notice of any violation thereof.  Surviving Corporation holds all permits, licenses, approvals and franchises which it requires, or is required to have, to carry on its business as presently conducted by it.

(f)                                    Surviving Corporation has filed all tax returns required to be filed by it in all applicable jurisdictions and has paid all Taxes due and payable by it; all tax returns filed on behalf of Surviving Corporation were complete and correct in all material respects.

(g)                                 No representation or warranty by Surviving Corporation hereunder and no list, certificate or schedule furnished or to be furnished by Surviving Corporation pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

Section 11.           This Agreement constitutes and contains the entire agreement of the parties and supercedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof.

Section 12.           This Agreement and the transactions contemplated hereby shall be governed by, and shall be construed in accordance with, the laws of the State of Delaware.

Section 13.           This Agreement may be amended only in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Merger as of the date first set forth above.

TRIAD, L.L.C.

By:	/s/ Robert O. Carr
Robert O. Carr
Managing Member

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Martin J. Uhle
Martin J. Uhle
President

SCHEDULE A

CERTIFICATE OF THE SECRETARY

OF

HEARTLAND PAYMENT SYSTEMS, INC.

I, Robert Baldwin, being the duly elected Secretary of Heartland Payment Systems, Inc. (the “Corporation”), do hereby certify that no shares of stock of the Corporation were issued prior to the adoption by the Board of Directors of the Corporation of the resolution approving the Agreement and Plan of Merger to which this certificate is attached.

/s/ ROBERT BALDWIN
Robert Baldwin
Secretary